Exhibit 99.1

Contact:

Walter Parks

Chief Operating Officer

bebe stores, inc.

(415) 715-3900

bebe stores, inc.

Announces Third Quarter Results

BRISBANE, CALIF. – May 4, 2011 – bebe stores, inc. (NASDAQ:BEBE) today announced unaudited financial results for the third quarter ended April 2, 2011.

Net sales from continuing operations for the third quarter of fiscal 2011 were $109.5 million, up 0.6% from $108.8 million reported for the third quarter a year ago. As previously reported, comparable store sales for the quarter ended April 2, 2011 was a decrease of 0.7% compared to a decrease of 11.2% in the prior year.

Gross margin from continuing operations as a percentage of net sales decreased to 36.8% in the third quarter of fiscal 2011, compared to 40.2% in the third quarter of fiscal 2010. The decrease in gross margin as a percentage of net sales from the prior year of 3.4% was primarily due to a decrease in initial mark-up of 2.1%, caused by higher production cost, offset by lower mark-downs. In addition, inventory reserves increased by $1.0 million primarily due to the prior year third quarter’s historical low level of shrink, damaged inventory and raw material reserves.

SG&A expenses from continuing operations for the third quarter of fiscal 2011 were $45.0 million, or 41.1% of net sales, compared to $46.7 million, or 42.9% of net sales for the same period of the prior year. The decrease in SG&A expenses was primarily attributable to the prior year stock compensation adjustment of $2.1 million caused by a flaw in third-party software.

The effective tax rate from continuing operations for the third quarter of fiscal 2011 was 42.8% compared to 15.3% in the third quarter of fiscal 2010. The low tax rate in the prior year third quarter was primarily due to various discrete items including the adjustment related to the stock option system flaw.

Operating loss from continuing operations for the third quarter of fiscal 2011 was $4.7 million or 4.3% of net sales, compared to $3.0 million or 2.7% of net sales for the same period of the prior year. During the quarter the Company had a net loss from continuing operations of $2.6 million or $0.03 per share on 84.1 million shares outstanding compared to $2.2 million or $0.03 per share on 86.1 million shares outstanding for the same period of the prior year.

Net loss from discontinued operations for the third quarter of prior fiscal year was $3.3 million or $0.04 per share on 86.1 million shares outstanding. The Company carries a $0.2 million liability in relation to the discontinued operations as of April 2, 2011.

Net sales from continuing operations for the year-to-date period ended April 2, 2011 was $361.0 million, up 0.9% from $357.8 million for the year-to-date period ended April 3, 2010. Comparable store sales for the year-to-date period ended April 2, 2011 decreased 1.8% compared to a decrease of 20.8% in the prior year.

Net loss from continuing operations for the year-to-date period ended April 2, 2011 were $0.7 million compared to net earnings of $2.6 million in the prior year. The loss per share from continuing operations for the year-to-date period ended April 2, 2011 was $0.01 per share on 84.4 million shares outstanding, compared to earnings per share of $0.03 per share on 86.6 million diluted shares outstanding in the prior year.

Net loss from discontinued operations for the year-to-date period ended April 2, 2011 was $5.8 million or $0.07 per share on 84.4 million shares outstanding, compared to a net loss of $9.8 million or $0.11 per share on 86.5 million shares outstanding in the prior year.

The following table reflects the unaudited pre-tax results attributed to discontinued operations for the fourth quarter of fiscal 2010:

in ‘000s	Q4’10
Net sales	$5,287
Gross margin	488
SG&A*	6,394

Pre-tax loss from discontinued operations	$(5,906)

*	Including store asset impairment charges of $2,610

During the quarter ended April 2, 2011, the Company opened 1 bebe store, which is the shop-in-shop in Japan, 1 2b store and closed 6 bebe stores. For the reminder of the year we anticipate opening 1 bebe store and 2 2b stores.

For the year-to-date period the Company’s capital expenditures were approximately $7 million and depreciation expense from continuing operations was approximately $16 million. Depreciation expenses for the year will be approximately $21 million.

For the fourth quarter of fiscal 2011, the Company currently anticipates positive comparable store sales in the low to mid-single digit range. Depending on actual sales and markdowns, the net income from continuing operations is expected to be in the range of $0.01 – $0.04 per share based on 84 million weighted average shares outstanding, versus net income from continuing operations of $0.06 per share based on 86 million weighted average shares outstanding in the fourth quarter of fiscal 2010. The guidance assumes that we incur a similar reduction in gross margin due to the decrease in initial mark-up as experienced in the fiscal second and third quarters of 2011. The Company is currently anticipating an effective tax rate of 46.0% for fiscal 2011.

For the fourth quarter of fiscal 2011, the Company is currently planning finished goods inventory to increase in the range of low to mid-single digit on a per square foot basis compared to the decrease of 13% in the fourth quarter of fiscal 2010.

bebe stores, inc. will host a conference call today at 1:30 P.M. Pacific Time to discuss third quarter results. Interested parties are invited to listen to the conference by calling 1-866-893-0531. A replay of the call will be available for approximately one week by calling 1-800-642-1687 and entering in conference ID number 16895595. A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, BEBE SPORT, bbsp and 2b bebe brand names. bebe currently operates 249 stores, of which 212 are bebe stores and 37 are 2b bebe stores. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico, Canada and Japan. bebe also distributes and sells bebe branded product through both its subsidiaries and licensees in approximately 15 countries. In addition, bebe has an online store at www.bebe.com.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

bebe stores, inc.

SELECTED BALANCE SHEET DATA

(UNAUDITED)

(Dollars in thousands)

	April 2 2011	April 3 2010
Assets
Cash and equivalents	$88,251	$100,740
Available for sale securities	85,519	58,990
Trading securities	—	58,315
Auction rate securities written put option	—	8,822
Inventories, net	34,051	32,284
Total current assets	239,450	292,586
Available for sale securities	73,747	112,354
Property and equipment, net	89,801	110,458
Total assets	434,795	547,275

Liabilities and Shareholders’ Equity
Total current liabilities	$41,745	$47,208
Total liabilities	83,042	93,838
Total shareholders’ equity	351,753	453,437
Total liabilities and shareholders’ equity	434,795	547,275

bebe stores, inc.

STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands except per share data and store statistics)

	For the Quarter Ended				For the Year-to-Date Period Ended
	April 2, 2011%		April 3, 2010%		April 2, 2011%		April 3, 2010%
Net sales	$109,490	100.0%	$108,791	100.0%	$360,956	100.0%	$357,782	100.0%
Cost of sales, including production and occupancy	69,212	63.2	65,056	59.8	223,581	61.9	215,392	60.2

Gross margin	40,278	36.8	43,735	40.2	137,375	38.1	142,390	39.8
Selling, general and administrative expenses	45,026	41.1	46,687	42.9	139,329	38.6	137,047	38.3

Operating (loss) income from continuing operations	(4,748)	(4.3)	(2,952)	(2.7)	(1,954)	(0.5)	5,343	1.5
Interest and other income, net	144	0.1	376	0.3	694	0.2	2,259	0.6

(Loss) income from continuing operations before income taxes	(4,604)	(4.2)	(2,576)	(2.4)	(1,260)	(0.3)	7,602	2.1
Income tax (benefit) provision	(1,969)	(1.8)	(393)	(0.4)	(579)	(0.1)	4,986	1.4

Net income (Loss) from continuing operations	(2,635)	(2.4)	(2,183)	(2.0)	(681)	(0.2)	2,616	0.7
Loss from discontinued operations	—	—	(3,288)	(3.0)	(5,835)	(1.6)	(9,829)	(2.7)

Net loss	$(2,635)	(2.4)%	$(5,471)	(5.0)%	$(6,516)	(1.8)%	$(7,213)	(2.0)%

Basic earnings (loss) per share amounts:
Loss from continuing operations	$(0.03)		$(0.03)		$(0.01)		$0.03
Loss from discontinued operations	—		(0.04)		(0.07)		(0.11)

	$(0.03)		$(0.06)		$(0.08)		$(0.08)

Diluted earnings (loss) per share amounts:
Income (Loss) from continuing operations	$(0.03)		$(0.03)		$(0.01)		$0.03
Loss from discontinued operations	—		(0.04)		(0.07)		(0.11)

	$(0.03)		$(0.06)		$(0.08)		$(0.08)

Basic weighted average shares outstanding	84,050		86,104		84,403		86,511
Diluted weighted average shares outstanding	84,050		86,104		84,403		86,648

Number of stores open at beginning of period	253		309		298		308
Number of stores opened during period	2		1		6		5
Number of stores closed during period	6		10		55		13
Number of stores open at end of period	249		300		249		300

Number of stores expanded/relocated during period	1		0		4		0

Total square footage at end of period (000’s)	998		1,135		998		1,135